EXHIBIT 23.11

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Marco Antonio Alfaro Sironvalle, P.Eng., Ph.D. Eng., MAusIMM, Registered Member of the Chilean Mining Commission, hereby consent to the use of my name in connection with the reference to the mineral resource estimates for the Pilar Project (for Jordino) as at December 31, 2013 (the “Estimates”) and to the inclusion or incorporation by reference of references to and summaries of the Estimates in the Registration Statement.

By:	/s/ Marco Antonio Alfaro Sironvalle
Name:	Marco Antonio Alfaro Sironvalle, P.Eng., Ph.D. Eng., MAusIMM
Title:	Registered Member of the Chilean Mining Commission

October 6, 2014